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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form S-4 of Generac Portable Products, Inc., Generac Portable Products, LLC and GPPW, Inc. of our report dated February 22, 1999, except as to Note 10, which is as of May 28, 1999, relating to the financial statements of Generac Portable Products, Inc., which appears in such Amendment No. 3 to Registration Statement. We also consent to the use in this Amendment No. 3 to Registration Statement of our report on the Financial Statement Schedule of Generac Portable Products, Inc. We also consent to the reference to us under the heading "Experts" in such Amendment No. 3 to Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
July 23, 1999